Exhibit 1.01

Conflict Minerals Report

Dillard’s, Inc. has included this Conflict Minerals Report as an exhibit to its Form SD for 2016 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is May 31, 2017.

Unless the context indicates otherwise, the terms “Dillard’s,” “we,” “its,” “us” and “our” refer to Dillard’s, Inc. and its consolidated subsidiaries. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG and (3) political and regulatory developments, whether in the Democratic Republic of the Congo (“DRC”) region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Applicability of the Conflict Minerals Rule to Our Company

Dillard’s ranks among the nation’s largest fashion apparel, cosmetics and home furnishing retailers. As of January 28, 2017, we operated 293 Dillard’s stores, including 25 clearance centers, and an Internet store offering a wide selection of merchandise including fashion apparel for women, men and children, accessories, cosmetics, home furnishings and other consumer goods.

A significant portion of the products that we sell are third-party branded products that are available from many retailers, including our company. A portion of our products are exclusive brand and private label products. We are subject to the Conflict Minerals Rule because of the degree of influence that we exercise over the materials, parts, ingredients or components of some of our exclusive brand and private label products that contain tin, tungsten and gold that are necessary to the products’ functionality or production. While tin and gold are contained in our in-scope products, not each of our in-scope products contain all of these minerals. Our in-scope products do not contain tungsten or tantalum. We do not manufacture any products.

For 2016, we were unable to determine the origin of a portion of the 3TG that were necessary to the functionality or production of the products that we contracted to be manufactured. None of the necessary 3TG contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. However, we did not conclude that any of our products were “DRC conflict free.” The terms “adjoining country,” “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule. Further information concerning our in-scope products and smelter, refiner and country of origin information provided to us by our suppliers for 2016 is provided under “Product Information” and “Identified Smelters and Refiners.”

We do not directly source 3TG from mines, smelters or refiners, and we believe that we are in most cases many levels removed from these market participants. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are consistent with our Conflict Minerals Policy, which is discussed below.

Conflict Minerals Policy

Dillard’s is committed to ensuring that 3TG contained in our exclusive brand and private label products are obtained from environmentally and socially responsible sources. In particular, we strive to source in ways that do not contribute to human rights abuses, including those that are occurring in the eastern DRC region. In furtherance of the foregoing, we also have adopted and communicated to our agents, direct suppliers and the public, a company policy (the “Conflict Minerals Policy”) for the supply chain of 3TG. The Conflict Minerals policy is available on our website at http://investor.shareholder.com/dillards/documentdisplay.cfm?DocumentID=14084.

The Conflict Minerals Policy includes, but is not limited to, our expectations that our agents and suppliers of exclusive brand and private label products:

1.	Source 3TG from sources that do not support conflict and, whenever possible, that have been certified as "conflict free" or the equivalent by an independent third party.

2.	Cooperate fully with our inquiries, including providing complete and timely responses to surveys and other inquiries submitted by us.

3.	Implement and communicate to their relevant personnel and suppliers policies that are consistent with the Conflict Minerals Policy.

4.	Put in place procedures for the traceability of 3TG, working with suppliers as applicable.

5.	Maintain a risk management strategy with respect to identified risks in the supply chain that is consistent with the Conflict Minerals Policy.

6.	Otherwise establish policies, due diligence frameworks and management systems that are consistent with the OECD Guidance (as defined below).

7.	Recommend their direct and indirect suppliers adopt policies and procedures that are consistent with those contained in our Conflict Minerals Policy.

The Conflict Minerals Policy also indicates that noncompliance with the policy could result in penalties, including termination of our business with an agent or supplier.

We do not support the embargoing of 3TG from the DRC region, but rather encourage our suppliers to continue to source responsibly from the region.

Reasonable Country of Origin Inquiry Information

As provided for in the Conflict Minerals Rule, for 2016, we conducted a “reasonable country of origin inquiry.” For our reasonable country of origin inquiry, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the OECD Guidance design framework, which are described below in this Conflict Minerals Report.

Our outreach included communicating requests to those suppliers (the “Suppliers”) that we identified as having provided us or that we believe may have provided us with products that we contracted to be manufactured that contain necessary 3TG. We determined which of our products were potentially in-scope for purposes of the Conflict Minerals Rule through our degree of influence over the products’ manufacture and product specifications, visual inspection, supplier inquiries, information disseminated by trade associations, consultations with our third-party testing and factory inspection firms, discussions with other retailers and other information known to us. Our 3TG outreach included 207 Suppliers, 100% of which responded to our request for information.

For 2016, the Suppliers identified to us 74 smelters and refiners as having processed the necessary 3TG contained in our in-scope products, as further discussed under “Identified Smelters and Refiners.” Based on our reasonable country of origin inquiry, we concluded that 52 of these smelters and refiners sourced entirely from outside of the DRC and its adjoining countries, including from recycled or scrap sources. See “Identified Smelters and Refiners” for further information concerning the smelters and refiners identified to us by the Suppliers. Our conclusions concerning mineral origin are based on information provided by a third-party information management service provider (the “Service Provider”) that we used to complement our internal management processes.

Pursuant to the Conflict Minerals Rule, based on the results of our reasonable country of origin inquiry, we conducted due diligence for 2016. These due diligence efforts are discussed below.

Due Diligence Program Design

Design Framework

Dillard’s designed its due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (the “OECD Guidance”).

Selected Elements of Design Framework

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our program design are discussed below. However, these are not all of the elements of the program that we have put in place to help ensure that the 3TG contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps of the framework. Selected due diligence measures that we took in respect of 2016 are discussed under “Due Diligence Program Execution.”

OECD Guidance Step 1: Establish Strong Company Management Systems

1.
We have adopted the Conflict Minerals Policy. The policy is communicated internally by e-mail. It also is communicated by email to suppliers that we determine to potentially be in-scope. In addition, the Conflict Minerals Policy is posted on our website.

2.	We have a grievance mechanism for employees, suppliers and other interested parties to report violations of our Conflict Minerals Policy by email. The email address is legal@dillards.com.

3.
Dillard’s has a Conflict Minerals Team under the supervision of the General Counsel. The Conflict Minerals Team includes personnel from Legal, Operations and Trade Compliance. The Conflict Minerals Team also involves other departments and functions within Dillard’s from time to time as it deems appropriate, including (a) Compliance, (b) Merchandising (c) Product Development and (d) Sourcing.

4.
Dillard’s uses the Service Provider to complement its internal management processes. The Service Provider assists with supplier outreach and due diligence and stores data and supporting documentation for us. We also utilize specialized outside counsel to advise us in connection with our compliance with the Conflict Minerals Rule.

5.
We use the Conflict Minerals Reporting Template (the “Template”) developed by the CFSI to obtain information from our suppliers concerning the usage and source of 3TG in their products that we identify as potentially being in-scope, as well as information concerning their related compliance efforts.

6.
We have a policy requiring the maintenance of business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, for at least five years. The Service Provider is required to follow this policy for records in its possession. The Service Provider maintains the records on a computerized database.

7.	Our purchase orders contain terms in order to further ensure vendor compliance with our Conflict Minerals Policy.

8.
We participate in the following industry working groups: (a) the Retail Industry Leaders Association conflict minerals working group; (b) the National Retail Federation’s conflict minerals working group; and (c) the American Apparel & Footwear Association’s conflict minerals working group.

OECD Guidance Step 2: Identify and Assess Risks in the Supply Chain

1.
The Service Provider requests by email or other method that suppliers provide us with a completed Template. Suppliers are asked to respond at the “product” level, meaning that we request that the response be limited to those products sold to us by the supplier. The Service Provider follows up by email or phone with all suppliers that do not respond to the request within a specified time frame. If a supplier does not respond to the survey request, Dillard’s is provided with the supplier’s name and contact information to determine an escalation strategy.

2.
The Service Provider reviews the responses received from suppliers for plausibility, consistency and gaps. It follows up by email or phone with suppliers that submit a response that triggers any of seven specified quality control flags.

3.
Smelter and refiner information provided by suppliers is reviewed against the Service Provider’s internal database. To the extent not in that database, it requests that the supplier confirm that the listed entity is a smelter or refiner.

4.
Smelter and refiner information also is reviewed against the lists of Compliant (which we also sometimes refer to herein as “conflict free”) and Active (both as defined below), or the equivalent, smelters and refiners published by the CFSI, the London Bullion Market Association (“LBMA”) and the Responsible Jewellery Council (“RJC”).

5.
To the extent that a smelter or refiner identified by a supplier is not listed as Compliant or the equivalent by an independent third-party, the Service Provider attempts to contact the smelter or refiner to gain more information about its sourcing practices, including countries of origin and transfer and whether there are internal due diligence procedures in place or other processes that the smelter or refiner takes to track the chain of custody on the source of its 3TG. Internet research is also performed to determine whether there are any outside sources of information regarding the smelter’s or refiner’s sourcing practices. “Red flags” are assigned to smelters and refiners where there is evidence of sourcing from a “Level 2 country” (i.e., a known or plausible country for smuggling out of the DRC region, export or transit) or evidence of sourcing from countries which are unknown reserves for a given metal.

6.
If a supplier is unable to provide information concerning the processors of 3TG in its supply chain, the Service Provider requests information on the supplier’s suppliers of products or components which may have required 3TG for their functionality or production (“Tier 2 suppliers”). The Tier 2 suppliers, and subsequent tiers of suppliers as identified to the Service Provider, are then contacted by the Service Provider.

7.	Based on the information furnished by suppliers, Tier 2 suppliers, additional tiers of suppliers, the Service Provider and other information known to us, we assess the risks of adverse impacts.
OECD Guidance Step 3: Design and Implement a Strategy to Respond to Identified Risks

1.	Our Conflict Minerals Compliance Team reports the findings of its supply chain risk assessment to our General Counsel.

2.	We address identified risks on a case-by-case basis. This flexible approach enables us to tailor the response to the risks identified.

OECD Guidance Step 4: Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

In connection with our due diligence, if a smelter or refiner is identified, the Service Provider on our behalf consults information concerning independent third-party audits of smelters and refiners made available by the CFSI, the LBMA and the RJC, and engages in its own analysis, to assess smelter and refiner due diligence and to determine whether the smelter or refiner is Compliant or the equivalent.
OECD Guidance Step 5: Report on Supply Chain Due Diligence

We file a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and make these filings available on our website.
Due Diligence Program Execution
We performed the following due diligence measures in respect of 2016, but these were not all of the measures that we took in furtherance of our 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. For a discussion of the design of our due diligence measures, see “Due Diligence Program Design.”

1.
The Service Provider sent the Suppliers an introductory email describing our compliance program. The email also included a link to the Service Provider’s on-line supplier education portal and contact email addresses and telephone numbers for obtaining answers to questions and/or guidance on completing our survey request.

2.
In the introductory email, the Service Provider also requested that the Suppliers provide us with a completed Template. Suppliers were asked to respond at the product level. Requests were sent to 207 Suppliers. The Service Provider followed up by email or phone with all Suppliers that did not respond to the request within a specified time frame. To the extent that, after the foregoing efforts, the Supplier did not provide the information requested, an escalation process was initiated. The escalation process consisted of direct outreach by Dillard’s to the Supplier. By the end of the process, responses were received from 100% of the Suppliers.

3.
The Service Provider reviewed the responses received from the Suppliers based on its internally-developed written review criteria for plausibility, consistency and gaps. The Service Provider followed up by email or phone with the Suppliers that submitted a response that triggered any of seven specified quality control flags.

4.
The Service Provider reviewed the smelters and refiners identified by the Suppliers against those contained in its internal database. To the extent not in that database, it requested that the Supplier confirm that the listed entity is a smelter or refiner.

5.
With respect to those completed responses that identified a smelter or refiner, the Service Provider also reviewed that information against the lists of Compliant and Active, or the equivalent, smelters and refiners published by the CFSI, the LBMA and the RJC. Seventy three (73), or over 98%, of the identified smelters and refiners were listed as Compliant or the equivalent by an independent third-party as of May 5, 2017.

6.
With respect to those smelters and refiners identified by a Supplier that were not listed as Compliant or the equivalent by an independent third-party, the Service Provider attempted to contact the smelter or refiner and/or consulted publicly available information to attempt to determine whether that smelter or refiner obtained 3TG from sources that directly or indirectly financed or benefitted armed groups in the DRC or an adjoining country.

7.
For those Suppliers that did not provide information concerning the processors of 3TG in their supply chain, the Service Provider requested information on the Suppliers’ Tier 2 suppliers. The Tier 2 suppliers, and subsequent tiers of suppliers as identified to the Service Provider, were then contacted by the Service Provider.

8.	Our Conflict Minerals Compliance Team reported the findings of its supply chain risk assessment to our General Counsel.

9.	In addition, to mitigate the risk that the necessary 3TG contained in our in-scope products directly or indirectly finance or benefit armed groups in the DRC or an adjoining country, we:

a.	Made available to the Suppliers the Service Provider’s online training and informational resources in both English and Chinese languages, in order to ensure the accuracy and completeness of responses.

b.
Facilitated a 24/7 support network for Suppliers, through which Suppliers could call a hotline connected to the Service Provider and obtain real-time information on 3TG reporting requirements and how to complete the Template.

c.
Provided each Supplier the ability to upload its conflict minerals policy online through our Service Provider, in order to enable us to select high-risk Suppliers’ policies for conformance with our Policy.

d.	Added a Conflict Minerals Policy sign-off for Suppliers, which requires all new Suppliers to acknowledge that they have read and understood our Conflict Minerals Policy.
Product Information
The following categories of exclusive brand and private label products were in-scope for purposes of our compliance with the Conflict Minerals Rule:

•	Footwear

•	Apparel

•	Jewelry

•	Handbags

•	Cosmetics

•	Women’s Accessories

•	Men’s Accessories

•	Lingerie

•	Home

Not all of our products in these categories contained necessary 3TG or were contracted to be manufactured. Accordingly, only a portion of the products in these categories were in-scope for purposes of our compliance.

Due to the challenges of tracing a multi-tier supply chain, for 2016, we were able to determine the smelters or refiners and countries of origin of only a portion of the necessary 3TG contained in our in-scope products. However, for 2016, none of our in-scope products were determined by us to support conflict (i.e., to contain necessary 3TG that directly or indirectly financed or benefitted an armed group in the DRC or an adjoining country). An “armed group” under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country. We are not expressing the conclusion in this Conflict Minerals Report that any of our products are “DRC conflict free.”

Identified Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, the Suppliers identified to us the facilities described in the table below as having processed the necessary 3TG contained in our in-scope products in 2016. The table below presents a summary of the smelter and refiner information contained on Appendix A. Please see the note following the table for additional information concerning the information in the table.
Smelter and Refiner and Country of Origin Information(1)

	Compliant
	DRC Region Sourced	Non-DRC Region Sourced	Not Disclosed	Recycled or Scrap	Active	On Reference List Only
Tantalum	—	—	—	—	—	—
Tin	15	34	1	2	0	0
Tungsten	—	—	—	—	—	—
Gold	5	38	0	5	0	1
__________

(1) “DRC Region” means the DRC and its adjoining countries. Origin information was derived from information obtained or otherwise provided by the Service Provider. If a smelter or refiner sourced from multiple sources, we were not able to determine the origin of the 3TG specific to our in-scope products and it is included in the table under each applicable category. Therefore, not all of the origin information reflected in the table may apply to the necessary 3TG in our in-scope products. Because individual smelters and refiners were disclosed under each applicable category in the table, the number of smelters and refiners disclosed in the table exceeds the number of smelters and refiners disclosed by the Suppliers.

Due to our position in the supply chain, which is discussed earlier in this Conflict Minerals Report, we rely on our suppliers for accurate smelter and refiner information and our due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in our in-scope products.

Dillard’s endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by requesting that the Suppliers provide us with a completed Template and through other procedures followed by us and the Service Provider that are described in this Conflict Minerals Report.

Future Risk Mitigation Efforts

Dillard’s intends to take the following additional steps in respect of 2017, either directly or through the Service Provider, to mitigate the risk that the necessary 3TG in its in-scope products benefit armed groups:

1.
Encourage suppliers to adopt their own 3TG sourcing policies, and review selected high-risk suppliers’ policies for conformance with our policy, including to confirm that supplier policies do not ban the sourcing of 3TG from the DRC region.

2.	Reach out to the smelters and refiners identified as part of our supply chain that are not listed as Compliant or Active, requesting that they undergo certification.

3.	Encourage Suppliers that provided company level information for 2016 to provide product level information for 2017 through ongoing outreach with these Suppliers.

4.	Engage with Suppliers that provided incomplete responses for 2016 to help ensure that they provide requested information for 2017.

5.	Encourage the continuing development and progress of traceability measures of Suppliers that indicated for 2016 that the source of 3TG was unknown or undeterminable.

6.
Communicate to new potentially in-scope suppliers our sourcing expectations, including through the dissemination of the Conflict Minerals Policy to them. In addition, as new in-scope suppliers are added, work with these suppliers to ensure that they understand the requirements of the Conflict Minerals Policy, the Conflict Minerals Rule and the OECD Guidance.

All of the foregoing steps are in addition to the steps that we took in respect of 2016, which we intend to continue to take in respect of 2017 to the extent applicable.

Appendix A
Capitalized terms used and not otherwise defined in this Appendix have the meanings set forth in the Conflict Minerals Report of which this Appendix is a part.
Smelters and Refiners
In connection with our reasonable country of origin inquiry or due diligence, as applicable, our Suppliers identified to us the smelters and refiners listed below as having processed the necessary 3TG contained in our in-scope products in 2016. Please see the notes that accompany the table for additional information concerning the data in the table.
Smelter and Refiner Information (1)

Metal	Smelter Name	Country Location	Status
Gold	Advanced Chemical Company	United States	Compliant
Gold	Aida Chemical Industries Co., Ltd.	Japan	Compliant
Gold	Argor-Heraeus S.A.	China	Compliant
Gold	Asahi Pretec Corp.	Japan	Compliant
Gold	Asahi Refining USA Inc.	United States	Compliant
Gold	Asaka Riken Co., Ltd.	Japan	Compliant
Gold	Aurubis AG	Germany	Compliant
Gold	Boliden AB	Sweden	Compliant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Compliant
Gold	Chimet S.p.A.	Italy	Compliant
Gold	Heraeus Ltd. Hong Kong	China	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Compliant
Gold	Istanbul Gold Refinery	Turkey	Compliant
Gold	LS-NIKKO Copper Inc.	Korea	Compliant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Compliant
Gold	Metalor Technologies S.A.	Switzerland	Compliant
Gold	Metalor USA Refining Corporation	United States	Compliant
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico	Compliant
Gold	Mitsubishi Materials Corporation	Japan	Compliant
Gold	Nihon Material Co., Ltd.	Japan	Compliant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Compliant
Gold	PAMP S.A.	Switzerland	Compliant
Gold	Republic Metals Corporation	United States	Compliant
Gold	Royal Canadian Mint	Canada	Compliant
Gold	SEMPSA Joyería Platería S.A.	Spain	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Compliant
Gold	Solar Applied Materials Technology Corp.	Taiwan	Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Compliant

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	Compliant
Gold	Umicore Brasil Ltda.	Brazil	Compliant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Compliant
Gold	Valcambi S.A.	Switzerland	Compliant
Gold	Western Australian Mint trading as The Perth Mint	Australia	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Compliant
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China	Compliant
Gold	Guangdong Jinding Gold Limited	China	On Reference List Only
Tin	Alpha	United States	Compliant
Tin	Cooper Santa	Brazil	Compliant
Tin	CV United Smelting	Indonesia	Compliant
Tin	Dowa	Japan	Compliant
Tin	EM Vinto	Bolivia	Compliant
Tin	Fenix Metals	Poland	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Compliant
Tin	Liuzhhou China Tin	China	Compliant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Compliant
Tin	Melt Metais e Ligas S.A.	Brazil	Compliant
Tin	Metallo-Chimique N.V.	Belgium	Compliant
Tin	Mineração Taboca S.A.	Brazil	Compliant
Tin	Minsur	Peru	Compliant
Tin	Mitsubishi Materials Corporation	Japan	Compliant
Tin	Operaciones Metalurgical S.A.	Bolivia	Compliant
Tin	PT Artha Cipta Langgeng	Indonesia	Compliant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Compliant
Tin	PT Bangka Tin Industry	Indonesia	Compliant
Tin	PT Belitung Industri Sejahtera	Indonesia	Compliant
Tin	PT Bukit Timah	Indonesia	Compliant
Tin	PT DS Jaya Abadi	Indonesia	Compliant
Tin	PT Eunindo Usaha Mandiri	Indonesia	Compliant
Tin	PT Inti Stania Prima	Indonesia	Compliant
Tin	PT Mitra Stania Prima	Indonesia	Compliant
Tin	PT Panca Mega Persada	Indonesia	Compliant
Tin	PT Refined Bangka Tin	Indonesia	Compliant
Tin	PT Sariwiguna Binasentosa	Indonesia	Compliant
Tin	PT Stanindo Inti Perkasa	Indonesia	Compliant
Tin	PT Timah (Persero) Tbk Kundur	Indonesia	Compliant
Tin	PT Timah (Persero) Tbk Mentok	Indonesia	Compliant
Tin	PT Tinindo Inter Nusa	Indonesia	Compliant
Tin	Thaisarco	Thailand	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	Compliant
Tin	Yunnan Tin Company Limited	China	Compliant

(1) We note the following in connection with the information contained in the foregoing table:

(a) The smelters and refiners listed in the table were identified by the Suppliers. However, not all of the included smelters and refiners may have processed the necessary 3TG contained in our in-scope products. Some Suppliers may have reported to us smelters and refiners that were not in their supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners listed above may not be all of the smelters and refiners in our supply chain, since many Suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our in-scope products.

(b) All compliance status information in the table is as of May 5, 2017.

(c) “Compliant” means that a smelter or refiner was listed as compliant with the Conflict-Free Smelter Program’s (“CSFP”) assessment protocols, including through mutual recognition and those indicated as “Re-audit in process.” Included smelters and refiners were not necessarily Compliant for all or part of 2016 and may not continue to be Compliant for any future period. We do not have any information on the origin of the 3TG processed by any of the Compliant smelters and refiners prior to their respective compliance dates.

(d) While none of the identified smelters or refiners is listed as such for 2016, “Active” means that the smelter or refiner was listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the smelter has agreed to complete a CFSP validation audit within two years of membership issuance by the Tungsten Industry - Conflict Minerals Council.

(e) A smelter or refiner is listed as “On Reference List Only” if it was not Compliant or Active.

(f) The compliance status indicated in the table is based solely on information made publicly available by the CFSI, without independent verification by us.

(g) “Country Location” is the location of the smelter or refiner and is based solely on information made publicly available by the CFSI, without independent verification by us.

Country of Origin

The identified countries of origin of the 3TG processed by the Compliant smelters and refiners listed in the table above may have included the countries in the categories listed below. We have not been able to reliably determine the country of origin of the 3TG processed by any of the other smelters and refiners listed in the table. The countries below are categorized by risk.

L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its adjoining countries: Australia, Austria, Benin, Bolivia, Brazil, Burkina Faso, Cambodia, Canada, Chile, China, Colombia, Ecuador, Eritrea, Ethiopia, France, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russia, Senegal, Sierra Leone, Spain, Thailand, Togo, United States of America, Uzbekistan, Vietnam and Zimbabwe.

L2 - Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Mozambique and South Africa.

L3 - The DRC and its adjoining countries: Burundi, Rwanda and Uganda.

DRC - The Democratic Republic of the Congo.

In addition, some of the Compliant smelters and refiners may have sourced in whole or in part from recycled or scrap sources.